Exhibit 99.1

The Goldman Sachs Group, Inc.  |  200 West Street  |  New York, New York 10282

GOLDMAN SACHS REPORTS SECOND QUARTER EARNINGS PER COMMON SHARE OF $4.10

NEW YORK, July 15, 2014 — The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $9.13 billion and net earnings of $2.04 billion for the second quarter ended June 30, 2014. Diluted earnings per common share were $4.10 compared with $3.70 for the second quarter of 2013 and $4.02 for the first quarter of 2014. Annualized return on average common shareholders’ equity (ROE) (1) was 10.9% for both the second quarter of 2014 and the first half of 2014.

Highlights

•

Goldman Sachs continued its leadership in investment banking, ranking first in worldwide announced and completed mergers and acquisitions for the year-to-date. (2) The firm also ranked first in worldwide equity and equity-related offerings, common stock offerings and initial public offerings for the year-to-date. (2)

•	Underwriting produced record quarterly net revenues of $1.28 billion, including record net revenues in debt underwriting.

•	Investment management generated record quarterly management and other fees of $1.20 billion, as assets under supervision increased to a record $1.14 trillion.

•	Book value per common share and tangible book value per common share (3) both increased approximately 2% during the quarter to $158.21 and $148.45, respectively.

•

The firm continues to manage its liquidity and capital conservatively. The firm’s global core excess liquidity (4) was $170 billion (5) as of June 30, 2014. In addition, the firm’s Common Equity Tier 1 ratio (6) was 11.4% (5) as of June 30, 2014, under the Basel III Advanced approach. Total assets decreased $56 billion to $860 billion (5) as of June 30, 2014, resulting from a firmwide initiative to reduce activities with lower returns, including certain client secured financing activities.

“We are pleased with our results for the quarter in the context of mixed operating conditions during the period,” said Lloyd C. Blankfein, Chairman and Chief Executive Officer. “This performance was driven by the diversity, strength and breadth of our global client franchise. Good client activity in Investment Banking and Investment Management as well as a better environment for our Investing & Lending activities helped offset less favorable conditions for Institutional Client Services.”

Media Relations: Jake Siewert 212-902-5400	|	Investor Relations: Dane E. Holmes 212-902-0300

Net Revenues

Investment Banking

Net revenues in Investment Banking were $1.78 billion for the second quarter of 2014, 15% higher than the second quarter of 2013 and essentially unchanged compared with the first quarter of 2014. Net revenues in Financial Advisory were $506 million, slightly higher compared with the second quarter of 2013. Net revenues in Underwriting were $1.28 billion, 20% higher than the second quarter of 2013, primarily due to significantly higher net revenues in equity underwriting, reflecting an increase in industry-wide activity. Net revenues in debt underwriting were slightly higher compared with the second quarter of 2013. The firm’s investment banking transaction backlog increased compared with both the end of the first quarter of 2014 and the end of 2013. (7)

Institutional Client Services

Net revenues in Institutional Client Services were $3.83 billion for the second quarter of 2014, 11% lower than the second quarter of 2013 and 14% lower than the first quarter of 2014.

Net revenues in Fixed Income, Currency and Commodities Client Execution were $2.22 billion, 10% lower than the second quarter of 2013, due to significantly lower net revenues in currencies and, to a lesser extent, commodities. In addition, net revenues in credit products were slightly lower. These results were partially offset by higher net revenues in mortgages and interest rate products compared with the second quarter of 2013. During the quarter, Fixed Income, Currency and Commodities Client Execution continued to operate in a challenging environment as market volatility and levels of activity generally remained low.

Net revenues in Equities were $1.61 billion, 13% lower than the second quarter of 2013. Excluding net revenues related to the firm’s Americas reinsurance business (8), which was sold in the second quarter of 2013, net revenues in Equities were 9% lower than the second quarter of 2013, reflecting significantly lower net revenues in derivatives and lower commissions and fees. The decrease in commissions and fees primarily reflected generally lower volumes, particularly in the United States and Asia. Securities services net revenues were essentially unchanged compared with the second quarter of 2013. During the quarter, Equities operated in an environment generally characterized by continued low volatility levels.

The net loss attributable to the impact of changes in the firm’s own credit spreads on borrowings for which the fair value option was elected was $19 million (substantially all related to equities client execution) for the second quarter of 2014, compared with a net gain of $59 million ($32 million and $27 million related to Fixed Income, Currency and Commodities Client Execution and equities client execution, respectively) for the second quarter of 2013.

Investing & Lending

Net revenues in Investing & Lending were $2.07 billion for the second quarter of 2014, 46% higher than the second quarter of 2013 and 36% higher than the first quarter of 2014. Results for the second quarter of 2014 included net gains of $1.25 billion from investments in equities, primarily in private equities, driven by company-specific events and strong corporate performance. In addition, Investing & Lending net revenues included net gains and net interest income of $604 million from debt securities and loans, and other net revenues of $215 million related to the firm’s consolidated investments.

Investment Management

Net revenues in Investment Management were $1.44 billion for the second quarter of 2014, 8% higher than the second quarter of 2013 and 8% lower than the first quarter of 2014. The increase in net revenues compared with the second quarter of 2013 was due to higher management and other fees, reflecting higher average assets under supervision. During the quarter, total assets under supervision (9) increased $59 billion to $1.14 trillion. Long-term assets under supervision (9) increased $44 billion, including net inflows of $21 billion (10) in fixed income assets. Net market appreciation of $23 billion during the quarter was primarily in equity and fixed income assets. In addition, liquidity products (9) increased $15 billion (10).

Expenses

Operating expenses were $6.30 billion, 6% higher than the second quarter of 2013 and essentially unchanged compared with the first quarter of 2014.

Compensation and Benefits

The accrual for compensation and benefits expenses (including salaries, estimated year-end discretionary compensation, amortization of equity awards and other items such as benefits) was $3.92 billion for the second quarter of 2014, 6% higher than the second quarter of 2013, reflecting an increase in net revenues. The ratio of compensation and benefits to net revenues for the first half of 2014 was 43.0%, consistent with the first half of 2013. Total staff decreased 1% compared with the end of the first quarter of 2014.

Non-Compensation Expenses

Non-compensation expenses were $2.38 billion, 5% higher than the second quarter of 2013 and 4% higher than the first quarter of 2014. The increase compared with the second quarter of 2013 reflected higher other expenses, due to higher net provisions for litigation and regulatory proceedings, and an increase in depreciation and amortization expenses, reflecting impairment charges in the second quarter of 2014 related to consolidated investments. These increases were partially offset by a decline in insurance reserves, reflecting the sale of the firm’s Americas reinsurance business.

Net provisions for litigation and regulatory proceedings for the second quarter of 2014 were $284 million compared with $149 million for the second quarter of 2013.

Provision for Taxes

The effective income tax rate for the first half of 2014 was 30.3%, down from 32.7% for the first quarter of 2014, primarily due to a determination that certain non-U.S. earnings would be permanently reinvested abroad, as well as changes in the earnings mix.

Capital

As of June 30, 2014, total capital was $248.65 billion, consisting of $81.63 billion in total shareholders’ equity (common shareholders’ equity of $72.43 billion and preferred stock of $9.20 billion) and $167.02 billion in unsecured long-term borrowings. Book value per common share was $158.21 and tangible book value per common share (3) was $148.45, both approximately 2% higher compared with the end of the first quarter of 2014. Book value per common share and tangible book value per common share are based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 457.8 million as of June 30, 2014.

On April 28, 2014, the firm issued 28,000 shares of perpetual 6.375% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K, for aggregate proceeds of $700 million, and 52,000 shares of perpetual 5.70% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series L, for aggregate proceeds of $1.30 billion.

On July 14, 2014, the Board of Directors of The Goldman Sachs Group, Inc. declared a dividend of $0.55 per common share to be paid on September 29, 2014 to common shareholders of record on August 29, 2014.

During the quarter, the firm repurchased 7.8 million shares of its common stock at an average cost per share of $160.89, for a total cost of $1.25 billion. The remaining share authorization under the firm’s existing repurchase program is 39.1 million shares. (11)

The firm’s Common Equity Tier 1 ratio (6) was 11.4% (5) as of June 30, 2014, under the Basel III Advanced approach reflecting the applicable transitional provisions. The firm’s Common Equity Tier 1 ratio under this approach was 11.3% as of March 31, 2014.

Other Balance Sheet and Liquidity Metrics

•

Total assets were $860 billion (5) as of June 30, 2014, down $56 billion from March 31, 2014, resulting from a firmwide initiative to reduce activities with lower returns, including certain client secured financing activities.

•

The firm’s global core excess liquidity (GCE) (4) was $170 billion (5) as of June 30, 2014 and averaged $173 billion (5) for the second quarter of 2014, compared with an average of $181 billion for the first quarter of 2014.

•	Level 3 assets were $40 billion (5) as of June 30, 2014, compared with $41 billion as of March 31, 2014, and represented 4.6% of total assets.

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results and financial condition, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2013.

Certain of the information regarding the firm’s capital ratios, risk-weighted assets, total assets, level 3 assets and global core excess liquidity consist of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements.

Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues, if any, that the firm actually earns from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline or continued weakness in general economic conditions, outbreak of hostilities, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect the firm’s investment banking transactions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2013.

Conference Call

A conference call to discuss the firm’s results, outlook and related matters will be held at 10:30 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (U.S. domestic) or 1-706-679-5627 (international). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s web site, www.gs.com/shareholders. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s web site or by dialing 1-855-859-2056 (U.S. domestic) or 1-404-537-3406 (international) passcode number 22363405, beginning approximately two hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SEGMENT NET REVENUES

(UNAUDITED)

$ in millions

	Three Months Ended					% Change From
	June 30, 2014	March 31, 2014		June 30, 2013		March 31, 2014	June 30, 2013
Investment Banking
Financial Advisory	$506	$682		$486		(26)%	4%

Equity underwriting	545	437		371		25	47
Debt underwriting	730	660		695		11	5

Total Underwriting	1,275	1,097		1,066		16	20

Total Investment Banking	1,781	1,779		1,552		—	15

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	2,223	2,850		2,463		(22)	(10)

Equities client execution	483	416		638	(8)	16	(24)
Commissions and fees	751	828		836		(9)	(10)
Securities services	373	352		376		6	(1)

Total Equities	1,607	1,596		1,850		1	(13)

Total Institutional Client Services	3,830	4,446		4,313		(14)	(11)

Investing & Lending
Equity securities	1,253	702		462		78	171
Debt securities and loans	604	597		658		1	(8)
Other	215	230		295		(7)	(27)

Total Investing & Lending	2,072	1,529		1,415		36	46

Investment Management
Management and other fees	1,203	1,152		1,098		4	10
Incentive fees	139	304		118		(54)	18
Transaction revenues	100	118		116		(15)	(14)

Total Investment Management	1,442	1,574		1,332		(8)	8

Total net revenues	$9,125	$9,328		$8,612		(2)	6

	Six Months Ended			% Change From
	June 30, 2014	June 30, 2013		June 30, 2013
Investment Banking
Financial Advisory	$1,188	$970		22%

Equity underwriting	982	761		29
Debt underwriting	1,390	1,389		—

Total Underwriting	2,372	2,150		10

Total Investment Banking	3,560	3,120		14

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	5,073	5,680		(11)

Equities client execution	899	1,447	(8)	(38)
Commissions and fees	1,579	1,629		(3)
Securities services	725	696		4

Total Equities	3,203	3,772		(15)

Total Institutional Client Services	8,276	9,452		(12)

Investing & Lending
Equity securities	1,955	1,589		23
Debt securities and loans	1,201	1,224		(2)
Other	445	670		(34)

Total Investing & Lending	3,601	3,483		3

Investment Management
Management and other fees	2,355	2,158		9
Incentive fees	443	258		72
Transaction revenues	218	231		(6)

Total Investment Management	3,016	2,647		14

Total net revenues	$18,453	$18,702		(1)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

In millions, except per share amounts and total staff

	Three Months Ended			% Change From
	June 30, 2014	March 31, 2014	June 30, 2013	March 31, 2014	June 30, 2013
Revenues
Investment banking	$1,781	$1,779	$1,552	—%	15%
Investment management	1,378	1,498	1,267	(8)	9
Commissions and fees	786	872	873	(10)	(10)
Market making	2,185	2,639	2,692	(17)	(19)
Other principal transactions	1,995	1,503	1,402	33	42

Total non-interest revenues	8,125	8,291	7,786	(2)	4

Interest income	2,579	2,594	2,663	(1)	(3)
Interest expense	1,579	1,557	1,837	1	(14)

Net interest income	1,000	1,037	826	(4)	21

Net revenues, including net interest income	9,125	9,328	8,612	(2)	6

Operating expenses
Compensation and benefits	3,924	4,011	3,703	(2)	6

Brokerage, clearing, exchange and distribution fees	613	595	613	3	—
Market development	141	138	140	2	1
Communications and technology	186	200	182	(7)	2
Depreciation and amortization	294	390	266	(25)	11
Occupancy	205	210	210	(2)	(2)
Professional fees	224	212	218	6	3
Insurance reserves	—	—	49	—	(100)
Other expenses	717	551	586	30	22

Total non-compensation expenses	2,380	2,296	2,264	4	5

Total operating expenses	6,304	6,307	5,967	—	6

Pre-tax earnings	2,821	3,021	2,645	(7)	7
Provision for taxes	784	988	714	(21)	10

Net earnings	2,037	2,033	1,931	—	5

Preferred stock dividends	84	84	70	—	20

Net earnings applicable to common shareholders	$1,953	$1,949	$1,861	—	5

Earnings per common share
Basic (12)	$4.21	$4.15	$3.92	1%	7%
Diluted	4.10	4.02	3.70	2	11

Average common shares outstanding
Basic	461.7	468.6	473.2	(1)	(2)
Diluted	475.9	484.6	503.5	(2)	(5)

Selected data at period-end
Total staff (employees, consultants and temporary staff)	32,400	32,600	31,700	(1)	2

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

In millions, except per share amounts

	Six Months Ended		% Change From
	June 30, 2014	June 30, 2013	June 30, 2013
Revenues
Investment banking	$3,560	$3,120	14%
Investment management	2,876	2,517	14
Commissions and fees	1,658	1,702	(3)
Market making	4,824	6,129	(21)
Other principal transactions	3,498	3,483	—

Total non-interest revenues	16,416	16,951	(3)

Interest income	5,173	5,271	(2)
Interest expense	3,136	3,520	(11)

Net interest income	2,037	1,751	16

Net revenues, including net interest income	18,453	18,702	(1)

Operating expenses
Compensation and benefits	7,935	8,042	(1)

Brokerage, clearing, exchange and distribution fees	1,208	1,174	3
Market development	279	281	(1)
Communications and technology	386	370	4
Depreciation and amortization	684	568	20
Occupancy	415	428	(3)
Professional fees	436	464	(6)
Insurance reserves	—	176	(100)
Other expenses	1,268	1,181	7

Total non-compensation expenses	4,676	4,642	1

Total operating expenses	12,611	12,684	(1)

Pre-tax earnings	5,842	6,018	(3)
Provision for taxes	1,772	1,827	(3)

Net earnings	4,070	4,191	(3)

Preferred stock dividends	168	142	18

Net earnings applicable to common shareholders	$3,902	$4,049	(4)

Earnings per common share
Basic (12)	$8.36	$8.45	(1)%
Diluted	8.13	7.99	2

Average common shares outstanding
Basic	465.1	477.5	(3)
Diluted	480.1	506.6	(5)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(UNAUDITED)

Average Daily VaR (13) $ in millions

	Three Months Ended
	June 30, 2014		March 31, 2014		June 30, 2013
Risk Categories
Interest rates	$58		$59		$59
Equity prices	26		32		30
Currency rates	16		18		23
Commodity prices	21		21		19
Diversification effect (13)	(44)		(48)		(50)

Total	$77		$82		$81

Assets Under Supervision (9) $ in billions

	As of						% Change From
	June 30, 2014		March 31, 2014		June 30, 2013		March 31, 2014	June 30, 2013
Assets under management	$1,007		$956		$849		5%	19%
Other client assets	135		127		106		6	27

Assets under supervision (AUS)	$1,142		$1,083		$955		5	20

Asset Class
Alternative investments	$147		$145		$143		1%	3%
Equity	231		219		173		5	34
Fixed income	516		486		412		6	25

Long-term AUS (9)	894		850		728		5	23

Liquidity products (9)	248		233		227		6	9

Total AUS	$1,142		$1,083		$955		5	20

	Three Months Ended
	June 30, 2014		March 31, 2014		June 30, 2013

Balance, beginning of period	$1,083		$1,042		$968

Net inflows / (outflows)
Alternative investments	—		2		(4)
Equity	—		7		1
Fixed income	21		31		10

Long-term AUS net inflows / (outflows)	21		40		7	(14)

Liquidity products	15		(13)		(9)

Total AUS net inflows / (outflows)	36	(10)	27	(10)	(2)

Net market appreciation / (depreciation)	23		14		(11)

Balance, end of period	$1,142		$1,083		$955

Footnotes

(1)

Annualized ROE is computed by dividing annualized net earnings applicable to common shareholders by average monthly common shareholders’ equity. The table below presents the firm’s average common shareholders’ equity:

Average for the

Unaudited, in millions	Three Months Ended June 30, 2014	Six Months Ended June 30, 2014

Total shareholders’ equity	$80,674	$79,889
Preferred stock	(8,700)	(8,057)

Common shareholders’ equity	$71,974	$71,832

(2)	Thomson Reuters — January 1, 2014 through June 30, 2014.

(3)

Tangible book value per common share is computed by dividing tangible common shareholders’ equity (total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets) by common shares outstanding, including restricted stock units granted to employees with no future service requirements. Management believes that tangible common shareholders’ equity and tangible book value per common share are meaningful because they are measures that the firm and investors use to assess capital adequacy. Tangible common shareholders’ equity and tangible book value per common share are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies. The table below presents a reconciliation of total shareholders’ equity to tangible common shareholders’ equity:

As of

Unaudited, in millions	June 30, 2014

Total shareholders’ equity	$81,629
Preferred stock	(9,200)

Common shareholders’ equity	72,429
Goodwill and identifiable intangible assets	(4,469)

Tangible common shareholders’ equity	$67,960

(4)

For a discussion of the firm’s global core excess liquidity pool, see “Liquidity Risk Management” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2014.

(5)	Represents a preliminary estimate and may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended June 30, 2014.

(6)

In the first quarter of 2014, the firm completed a satisfactory parallel run under the revised capital framework. Therefore, beginning with the second quarter of 2014, the firm’s capital ratios were computed under the Federal Reserve Board’s Basel III Advanced approach. As of June 30, 2014, Common Equity Tier 1 was $67.62 billion and the firm’s risk-weighted assets under the Federal Reserve Board’s risk-based capital requirements were approximately $592 billion, both reflecting the applicable transitional provisions. For a discussion of the firm’s capital ratios, see “Equity Capital” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2014.

(7)

The firm’s investment banking transaction backlog represents an estimate of the firm’s future net revenues from investment banking transactions where management believes that future revenue realization is more likely than not. For a discussion of the firm’s investment banking transaction backlog, see “Results of Operations” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2014.

(8)

Net revenues related to the Americas reinsurance business were $84 million and $317 million for the three and six months ended June 30, 2013, respectively. In April 2013, the firm completed the sale of a majority stake in its Americas reinsurance business and no longer consolidates this business.

(9)

For a discussion of assets under supervision, long-term assets under supervision and liquidity products, see “Results of Operations” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2014.

(10)

Net inflows in long-term assets under supervision include $11 billion and $8 billion of fixed income asset inflows for the three months ended June 30, 2014 and March 31, 2014, respectively, in connection with the firm’s acquisition of Deutsche Asset & Wealth Management’s stable value business. Net inflows in liquidity products include $6 billion of inflows for the three months ended June 30, 2014 in connection with the firm’s acquisition of RBS Asset Management’s money market funds.

(11)

The remaining authorization represents the shares that may be repurchased under the repurchase program approved by the Board of Directors. As disclosed in Note 19. Shareholders’ Equity in Part I, Item 1 “Financial Statements” in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2014, share repurchases require approval by the Federal Reserve Board.

(12)

Unvested share-based awards that have non-forfeitable rights to dividends or dividend equivalents are treated as a separate class of securities in calculating earnings per common share. The impact of applying this methodology was a reduction in basic earnings per common share of $0.02, $0.01 and $0.01 for the three months ended June 30, 2014, March 31, 2014 and June 30, 2013, respectively, and $0.03 for both the six months ended June 30, 2014 and June 30, 2013.

(13)

For a discussion of VaR and the diversification effect, see “Market Risk Management” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2014.

(14)

Fixed income flows for the three months ended June 30, 2013 include $10 billion in assets managed by the firm related to the firm’s Americas reinsurance business, in which a majority stake was sold in April 2013, that were previously excluded from assets under supervision as they were assets of a consolidated subsidiary.